[Hunton & Williams Letterhead]



                                                       File Number: 40944.000529
                                                       Direct Dial: 804/788-8200


                                                                     Exhibit 5.1


                                  June 23, 1999



Oakwood Mortgage Investors, Inc.
101 Convention Center Drive
Las Vegas, Nevada  89109

Dear Sirs:

         We have acted as counsel to Oakwood Mortgage Investors, Inc., a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed sale by the Company of up to $2,500,000,000 in aggregate principal amount of Pass-Through Certificates, issuable by separate trusts in one or more series (the "Certificates"). In this capacity, we have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, the form of Pooling and Servicing Agreement, including Standard Terms thereto, among the Company, the trustee to be named therein and Oakwood Acceptance Corporation, as servicer (the "Pooling and Servicing Agreement"), and such other materials as we have deemed necessary to the issuance of this opinion.

         On the basis of the foregoing, we are of the opinion that:

         1. The Company has been organized and is existing as a corporation under the laws of the State of Nevada.

         2. When each Pooling and Servicing Agreement has been duly authorized by all necessary corporate action and has been duly executed and delivered by the parties thereto, it will constitute a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.


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Oakwood Mortgage Investors, Inc.
June 23, 1999
Page 2



         3. When the Certificates have been duly authorized for sale by all necessary corporate action, and when the Certificates have been duly issued, executed and authenticated in accordance with the provisions of the related Pooling and Servicing Agreement and delivered to and paid for by the purchasers thereof, the Certificates will be legally and validly issued for adequate consideration and (a) the Certificateholders will be entitled to the benefits provided by the Pooling and Servicing Agreement pursuant to which such Certificates were issued and (b) no Certificateholder will be subject to any further assessment in respect of the purchase price of the Certificates.

         The foregoing opinions are limited to matters of the laws of the United States of America and States of North Carolina and Nevada. With respect to matters of Nevada law, we have relied solely on the opinion of Kolesar & Leatham, Chtd., dated May 28, 1999. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


                                      Very truly yours,

                                      /s/ Hunton & Williams